Exhibit 10.2

MOTOROLA MOBILITY HOLDINGS, INC.

CHANGE IN CONTROL SEVERANCE PLAN

INTRODUCTION

The Board of Directors of Motorola Mobility Holdings, Inc. considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company (as hereinafter defined) and its stockholders. In this connection, the Company recognizes that the possibility of a Change in Control (as hereinafter defined) may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Board (as hereinafter defined) has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction which may arise from the possibility of a Change in Control.

This Plan does not alter the status of Participants (as hereinafter defined) as at-will employees of the Company. Just as Participants remain free to leave the employ of the Company at any time, so too does the Company retain its right to terminate the employment of Participants without notice, at any time, for any reason. However, the Company believes that, both prior to and at the time a Change in Control is anticipated or occurring, it is necessary to have the continued attention and dedication of Participants to their assigned duties without distraction, and this Plan is intended as an inducement for Participants’ willingness to continue to serve as employees of the Company (subject, however, to either party’s right to terminate such employment at any time). Therefore, should a Participant still be an employee of the Company at such time, the Company agrees that such Participant shall receive the severance benefits hereinafter set forth in the event the Participant’s employment with the Company terminates under the circumstances described below.

ARTICLE I

ESTABLISHMENT OF PLAN

As of February 15, 2011, the Company establishes the Motorola Mobility Holdings, Inc. Change in Control Severance Plan, as set forth in this document.

ARTICLE II

DEFINITIONS

As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

(a) Affiliate. Any entity which controls, is controlled by or is under common control with the Company.

(b) Annual Bonus.

(i) With respect to any Legacy Plan Participant (as defined in Section 1(d)), the Highest Annual Bonus.

(ii) With respect to any Participant who is not a Legacy Plan Participant, the Average Annual Bonus.

(c) Annual Base Salary. The Participant’s annual base salary paid or payable, including any base salary that is subject to deferral, to the Participant by the Company or any of its Affiliates at the rate in effect (or required to be in effect before any diminution that is a basis of the Participant’s termination for Good Reason) on the Date of Termination or immediately prior to the Change in Control if the Participant’s annual base salary was higher at such time.

(d) Applicable Multiple.

(i) With respect to any Participant who is at or above the level of Senior Vice President and who became a Senior Vice President (or higher) prior to January 5, 2011, three (3).

(ii) With respect to any Participant who is at or above the level of Corporate Vice President, but below the level of Senior Vice President, and who became a Corporate Vice President (or higher) after May 9, 2001 and prior to January 5, 2011, two (2).

(iii) With respect to any Participant, other than a Participant identified in clause (i) or (ii) of this Section 1(d), two (2).

The Participants described in clauses (i) and (ii) of this Section 1(d) are referred to as “Legacy Plan Participants.”

(e) Average Annual Bonus. The Participant’s average annual bonus, including any bonus or portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than twelve (12) full months or during which the Participant was employed for less than twelve (12) full months), the Participant received from the Company or any of its Affiliates during (i) the three (3) full fiscal years of the Company immediately preceding the Change in Control, or (ii) the three (3) full fiscal years of the Company immediately preceding the Date of Termination, if greater, or in the event of a termination of employment prior to a Change in Control. If included in the applicable three (3) year period, the calculation of Average Annual Bonus shall include annual bonus amounts relating to service to Motorola Solutions, Inc. (formerly known as Motorola, Inc.) or any of its Affiliates prior to the spin-off of the Company from Motorola Solutions, Inc. (formerly known as Motorola, Inc.).

(f) Board. The Board of Directors of the Company.

(g) Cause. With respect to any Participant: (i) the Participant’s conviction, or entering into a plea of either guilty or nolo contendere to, any felony, or any misdemeanor involving material acts of moral turpitude, embezzlement, theft, or other similar act, (ii) the Participant’s willful engagement in gross misconduct in the performance of the Participant’s duties, (iii) the Participant’s willful and material violation of any policy or Code of Business Conduct of the Company or any of its Affiliates, or (iv) the Participant’s unauthorized use or disclosure of confidential information or trade secrets.

(h) Change in Control. The occurrence of any of the following events:

(i) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2(e), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or (4) any acquisition pursuant to a transaction that complies with Sections 2(h)(iii)(A), 2(h)(iii)(B) and 2(h)(iii)(C);

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least 65% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(i) Code. The Internal Revenue Code of 1986, as amended from time to time.

(j) Company. Motorola Mobility Holdings, Inc. and any successor thereto.

(k) Date of Termination. (i) if the Participant’s employment is terminated by the Company for Cause, or by the Participant for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (ii) if the Participant’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Participant of such termination, (iii) if the Participant resigns without Good Reason, the date on which the Participant notifies the Company of such termination, and (iv) if the Participant’s employment is terminated by reason of death or Disability, the date of death of the Participant or the 30th day after receipt of such notice by the Participant, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Participant experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

(l) Disability. A condition such that the Participant by reason of physical or mental disability becomes unable to perform Participant’s normal duties for more than one-hundred eighty (180) days in the aggregate (excluding infrequent or temporary absence due to ordinary transitory illness) during any twelve-month period.

(m) Effective Date. The Effective Date shall be February 15, 2011.

(n) Employee. Any full-time, regular-benefit, non-bargaining employee of the Company.

(o) ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

(p) Good Reason. Actions taken by the Company resulting in a material negative change in the employment relationship. For these purposes, with respect to any Participant, a “material negative change in the employment relationship” shall include, without limitation, without such Participant’s written consent, (i) the Participant is assigned duties materially inconsistent with such Participant’s position, duties, responsibilities and status with the Company during (A) the 90-day period immediately preceding a Change in Control or (B) the 90-day period immediately preceding the Date of Termination in the event of a termination of employment prior to a Change in Control, (ii) the Participant’s position, authority, duties or responsibilities are materially diminished from those in effect during (A) the 90-day period immediately preceding a Change in Control (whether or not occurring solely as a result of the Company ceasing to be a publicly traded entity) or (B) the 90-day period immediately preceding the Date of Termination in the event of a termination of employment prior to a Change in Control, (iii) a material reduction in the Participant’s (x) annual base salary or (y) total annual compensation opportunity, from such total annual compensation opportunity as in effect during (A) the 90-day period immediately prior to the Change in Control, or as the same may be increased from time to time or (B) the 90-day period immediately preceding the Date of Termination in the event of a termination of employment prior to a Change in Control, (iv) the Company requires the Participant regularly to perform such Participant’s duties of employment beyond a fifty (50) mile radius from the location of the Participant’s employment immediately prior to the Change in Control, (v) the Company fails to obtain a satisfactory agreement from any successor to assume and perform this Plan, as contemplated by Article V hereof, or (vi) any other action or inaction that constitutes a material breach by the Company of this Plan with respect to such Participant.

In order to invoke a termination of employment for Good Reason, the Participant shall provide a Notice of Termination pursuant to Section 7.5 to the Company’s General Counsel of the existence of one or more of the conditions described in clauses (i) through (v) within 90 days following the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason (hereinafter, “Notice of Good Reason”), and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s “separation from service” (within the meaning of Section 409A) must occur, if at all, within two years following the initial existence of the condition or conditions constituting Good Reason (or, if earlier, prior to the two year anniversary of the Change in Control) in order for such termination as a result of such condition to constitute a termination for Good Reason. The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (vi) shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of a Notice of Good Reason shall not affect the Participant’s estate’s entitlement to Separation Benefits provided hereunder.

(q) Highest Annual Bonus. The Participant’s highest annual bonus, including any bonus or portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than twelve (12) full months or during which the Participant was employed for less than twelve (12) full months), the Participant received from the Company or any of its Affiliates during the five (5) full fiscal years of the Company immediately preceding the Date of Termination, including for this purpose annual bonus amounts relating to service to Motorola Solutions, Inc. (formerly known as Motorola, Inc.) or any of its Affiliates prior to the spin-off of the Company from Motorola Solutions, Inc. (formerly known as Motorola, Inc.).

(r) Notice of Termination. A written notice that (i) indicates the specific termination provision in this Plan relied upon, and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated. The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s respective rights hereunder.

(s) Participant. An individual who qualifies as such pursuant to Section 3.1.

(t) Plan. The Motorola Mobility Holdings, Inc. Change in Control Severance Plan.

(u) Qualifying Termination.

(i) At any time following a Change in Control and prior to the second anniversary of the Change in Control, the Participant’s employment is terminated (A) involuntarily for any reason other than Cause, death, Disability or retirement under a mandatory retirement policy of the Company or any of its Subsidiaries as in effect prior to such time as negotiations or discussions with a third party which ultimately lead to a Change in Control have commenced or (B) by the Participant for Good Reason; or

(ii) At any time prior to a Change in Control, but subsequent to such time as negotiations or discussions with a third party relating to a Change in Control have commenced, the Participant’s employment is terminated (A) involuntarily for any reason other than Cause, death, Disability or retirement under a mandatory retirement policy of the Company or any of its Subsidiaries as in effect prior to such time as negotiations or discussions with a third party regarding a Change in Control have commenced or (B) by the Participant for Good Reason; provided, however, that in the case of each of clauses (A) and (B), the affected Participant demonstrates that such termination or circumstance leading to such termination (1) was at the request of a third party with which the Company had entered into negotiations or an agreement with regard to a Change in Control; or (2) otherwise occurred in connection with a potential Change in Control.

(v) Section 409A. Section 409A of the of the Code, and the rules and regulations issued thereunder.

(w) Separation Benefits. The benefits described in Section 4.2 that are provided to qualifying Participants under the Plan.

(x) Subsidiary. Any corporation in which the Company, directly or indirectly, holds a majority of the voting power of such corporation’s outstanding shares of capital stock.

ARTICLE III

ELIGIBILITY

3.1 Participation. Each Employee who has been designated by the Compensation Committee of the Board (the “Committee”) in writing as a Participant shall be a Participant in the Plan. Appendix A of this Plan, as it may be updated from time to time by the Committee, shall at all times contain a current list of Participants. Notwithstanding the foregoing, a Participant shall not be entitled to receive Separation Benefits (or any other benefits under the Plan) if the Participant has entered into an agreement with the Company that provides for benefits similar to the Separation Benefits in the event of a termination of employment following (or prior to and in connection with) a Change in Control, unless such agreement specifically provides otherwise.

3.2 Duration of Participation. The Committee may remove an Employee as a Participant by removing the Employee from Appendix A of this Plan, as it may be updated from time to time by the Committee, and by providing written notice of removal to such Employee; provided that no such removal shall be effective (a) during the two year period following a Change in Control, (b) if effectuated in connection with a potential Change in Control or (c) at such time as the Participant is entitled to payment of a Separation Benefit or any other amounts payable under the Plan. In addition, a Participant shall cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VI of the Plan, or when the Participant ceases to be an Employee or no longer qualifies as a Participant under Section 3.1, unless, at the time the Participant ceases to be an Employee or no longer qualifies as a Participant under Section 3.1, such Participant is entitled to payment of a Separation Benefit or any other amounts payable under the Plan or there has been an event or occurrence constituting Good Reason that would enable the Participant to terminate employment and receive a Separation Benefit. A Participant entitled to payment of a Separation Benefit or any other amounts payable under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE IV

SEPARATION BENEFITS

4.1 Terminations of Employment Which Give Rise to Separation Benefits Under This Plan. A Participant shall be entitled to Separation Benefits as set forth in Section 4.2 below if the Participant experiences a Qualifying Termination. For purposes of this Plan, any purported termination by the Company or by the Participant shall be communicated by written Notice of Termination to the other in accordance with Section 7.5 hereof and, to the extent applicable, Section 2(p) hereof.

4.2 Separation Benefits.

(a) If a Participant experiences a Qualifying Termination, then the Company shall pay to the Participant, in a lump sum in cash within ten (10) days after the Date of Termination, the aggregate of the following amounts which benefits, except as provided in Section 7.4 below, shall be in addition to any other benefits to which the Participant is entitled other than by reason of this Plan:

(i) unpaid salary with respect to any paid time off accrued but not taken as of the Date of Termination;

(ii) accrued but unpaid salary through the Date of Termination;

(iii) any earned but unpaid annual incentive bonuses from the fiscal year immediately preceding the year in which the Date of Termination occurs (unless (x) such annual incentive bonus is “nonqualified deferred compensation” within the meaning of Section 409A, in which case such bonus shall be paid at the time that bonuses with respect to such fiscal year are or otherwise would be paid in accordance with the terms of the applicable plan or (y) the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of such annual incentive bonuses, in which case any such deferred bonuses shall be paid in accordance with such election);

(iv) an amount equal to the Applicable Multiple times the Participant’s Annual Base Salary; and

(v) an amount equal to the Applicable Multiple times the Participant’s Annual Bonus.

(b) In addition, in the event of a Qualifying Termination, the Participant shall be entitled to a pro-rated bonus determined as follows:

(i) if the Participant participates in the Motorola Mobility Holdings, Inc. Incentive Plan (“MIP Plan”) during the year in which the Qualifying Termination occurs, the Company shall, on the first payroll date following July 1 of the year following the year in which the Qualifying Termination occurs (unless the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of the Participant’s annual incentive bonus in respect of the year in which the Qualifying Termination occurs, in which case such deferred bonus shall be paid in accordance with such election) (the “MIP Pro-Rata Bonus Payment Date”), pay the Participant in a lump sum an amount equal to the product of (A) the Participant’s annual target bonus for the fiscal year in which the Date of Termination occurs (which for purposes of this Section 4.2 in no event shall be less than the Participant’s target bonus for the fiscal year in which the Change in Control occurs) and (B) a fraction, the numerator of which is the number of days in the then current fiscal year that have elapsed through the Date of Termination and the denominator of which is 365 (the “MIP Pro-Rata Bonus”);

(ii) if the Participant participates in a sales incentive plan pursuant to which the Participant is eligible for an incentive award with respect to monthly or quarterly performance periods during the year in which the Qualifying Termination occurs, the Company shall pay the Participant, at the time set forth in the applicable sales incentive plan, an amount equal to the product of (A) the Participant’s monthly or quarterly target incentive under the applicable sales incentive plan (which for purposes of this Section 4.2 in no event shall be less than the Participant’s target bonus for the performance period in which the Change in Control occurs), and (B) a fraction, the numerator of which is the number of days that have elapsed in the then current monthly or quarterly performance period through the Date of Termination and the denominator of which is the full number of days in the then current monthly or quarterly performance period; and

(iii) if the Participant participates in a sales incentive plan pursuant to which the Participant is eligible for an incentive award (or a portion of an incentive award) with respect to an annual performance period during the year in which the Qualifying Termination occurs, the Company shall pay the Participant, on the MIP Pro-Rata Bonus Payment Date, for such award (or portion of award) an amount equal to the product of (A) the Participant’s annual target bonus for the fiscal year in which the Date of Termination occurs (which for purposes of this Section 4.2 in no event shall be less than the Participant’s target bonus for the fiscal year in which the Change in Control occurs) and (B) a fraction, the numerator of which is the number of days in the then current fiscal year that have elapsed through the Date of Termination and the denominator of which is 365.

(c) If the Participant’s employment is terminated under circumstances which entitle the Participant to Separation Benefits under this Section 4.2, for a number of years following the Date of Termination equal to the Applicable Multiple (such period, the “Benefit Continuation Period”), the Company shall provide the Participant and the Participant’s eligible dependents with continued health care, dental and life insurance benefits under the Company’s health care, dental and life insurance benefits programs, provided that the Participant complies with all terms and conditions of the applicable plans, including paying the necessary employee contributions; and provided, further, that, if the Participant becomes reemployed with another employer and becomes eligible to receive health care, dental or life insurance benefits under another employer provided plan, the benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. The difference between the cost for such health care and dental benefits under Section 4980B of the Code and the amount of the necessary contributions that the Participant is required to pay for such coverage as provided above will be paid by the Company and considered imputed income to the Participant. The Participant is responsible for the payment of income tax due as a result of such imputed income. Following the end of the Benefit Continuation Period, the Participant shall be eligible for continued medical and dental coverage as required by Section 4980B of the Code or other applicable law, as if the Participant’s employment with the Company had terminated as of the end of such period.

(d) Except as provided in Section 4.2(c), the Participant shall not be required to mitigate the amount of any payment provided for in this Section 4.2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this

Section 4.2 be reduced by any compensation earned by the Participant as the result of employment by another employer or by retirement benefits paid by the Company after the Date of Termination, or otherwise, or by any set-off, counterclaim, recoupment, or other claim, right or action the Company may have against the Participant or others.

4.3 Certain Additional Payments by the Company. This Section 4.3 shall apply solely with respect to any Legacy Plan Participant.

(a) Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment (as hereinafter defined) would be subject to the Excise Tax (as hereinafter defined), then the Participant shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), employment taxes and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 4.3(a), if it shall be determined that the Participant is entitled to the Gross-Up Payment, but that the Parachute Value (as hereinafter defined) of all Payments do not exceed 110% of the Safe Harbor Amount (as hereinafter defined), then no Gross-Up Payment shall be made to the Participant and the amounts payable under this Plan shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 4.2(a)(v), (ii) Section 4.2(a)(iv) and (iii) Section 4.2(c). For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. If the reduction of the amount payable under this Plan would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Plan shall be reduced pursuant to this Section 4.3(a). The Company’s obligation to make Gross-Up Payments under this Section 4.3(a) shall not be conditioned upon the Participant’s termination of employment.

(b) Subject to the provisions of Section 4.3(c), all determinations required to be made under this Section 4.3, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm as may be selected by the Company prior to a Change in Control (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Participant that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-

Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 4.3(c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

(c) The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Participant is informed in writing of such claim. The Participant shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that the Company desires to contest such claim, the Participant shall:

(1)	give the Company any information reasonably requested by the Company relating to such claim,

(2)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3)	cooperate with the Company in good faith in order effectively to contest such claim, and

(4)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 4.3(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Participant and direct the Participant to sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Participant to sue for a refund, the Company shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the Participant’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Participant of a Gross-Up Payment or payment by the Company of an amount on the Participant’s behalf pursuant to Section 4.3(c), the Participant becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of Section 4.3(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Participant’s behalf pursuant to Section 4.3(c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Any Gross-Up Payment, as determined pursuant to this Section 4.3, shall be paid by the Company to the Participant within ten (10) days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 4.3(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.

(f) Notwithstanding any other provision of this Section 4.3, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Participant, all or any portion of the Gross-Up Payment, and the Participant hereby consents to such withholding; provided, that, such withholding and payment shall in no event place the Participant in a less favorable tax position than had such payments been made to the Participant by the Company.

(g) Definitions. The following terms shall have the following meanings for purposes of this Section 4.3 and for purposes of Section 4.4.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Net After-Tax Amount” of a Payment shall mean the Parachute Value of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and applicable state and local law, determined by applying the highest marginal rates that are expected to apply to Participant’s taxable income for the taxable year in which the Payment is made.

(iii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iv) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.

(v) “Safe Harbor Amount” means the maximum Parachute Value of all Payments that the Participant can receive without any Payments being subject to the Excise Tax.

4.4 Limitation on Payments Under Certain Circumstances. This Section 4.4 shall apply to any Participant who is not a Legacy Plan Participant.

(a) In the event the Accounting Firm shall determine that receipt of all Payments would subject the Participant to the Excise Tax, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Plan Payments”) so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The Plan Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Amount of aggregate Payments if the Plan Payments were so reduced. If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Amount of aggregate Payments if the Plan Payments were so reduced, the Participant shall receive all Plan Payments to which the Participant is entitled hereunder.

(b) If the Accounting Firm determines that aggregate Plan Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4.4 shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than 5 days following the Date of Termination. For purposes of reducing the Plan Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 4.2(a)(v), (ii) Section 4.2(a)(iv) and (iii) Section 4.2(c). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Agreement could have been so paid or distributed (“Section 4.4 Underpayment”), in each case, consistent with the calculation of the Safe Harbor Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Participant shall pay promptly (and in no event later than 60 days following the date on which the Overpayment is determined) pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent such payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that a Section 4.4 Underpayment has occurred, any such Section 4.4 Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Section 4.4 Underpayment is determined) by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

ARTICLE V

SUCCESSOR TO COMPANY

This Plan shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Plan by operation of law, written agreement or otherwise. It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

ARTICLE VI

DURATION, AMENDMENT AND TERMINATION

6.1 Duration. Unless earlier terminated pursuant to Section 6.2, if a Change in Control has not occurred, this Plan shall expire three (3) years from the Effective Date; provided, that upon each annual anniversary of the Effective Date (each such annual anniversary a

“Renewal Date”), the Plan shall be extended for an additional year, unless pursuant to a resolution adopted by the Board prior to the Renewal Date the Company determines not to so extend the Plan. If a Change in Control occurs while this Plan is in effect, this Plan shall continue in full force and effect for at least two (2) years following such Change in Control, and shall not terminate or expire until after all Participants who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full.

6.2 Amendment or Termination. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time by action of a majority of the Board; provided that no such amendment, modification, suspension or termination that has the effect of reducing or diminishing the right of any Participant shall be effective without the written consent of such Participant for a period of two years following the Change in Control if adopted after a Change in Control or in anticipation of a Change in Control. Any amendment, modification, suspension or termination of this Plan adopted after a Change in Control or in anticipation of a Change in Control shall not affect the right of any Participant to payments or benefits to be paid or provided as a result of events that occur prior to the second anniversary of the Change in Control.

6.3 Procedure for Extension, Amendment or Termination. Any extension, amendment or termination of this Plan by the Board in accordance with this Article VI shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law.

ARTICLE VII

MISCELLANEOUS

7.1 Default in Payment. Any payment not made within ten (10) days after it is due in accordance with this Plan shall thereafter bear interest, compounded annually, at the prime rate from time to time in effect at JPMorgan Chase & Co. or any successor thereto.

7.2 No Assignment. No interest of any Participant or spouse of any Participant or any other beneficiary under this Plan, or any right to receive payment hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, a Participant or spouse of a Participant or other beneficiary, including for alimony.

7.3 Disputes. The Company shall upon request pay from time to time a Participant’s reasonable out-of-pocket expenses, including legal fees and expenses, incurred by the Participant or on the Participant’s behalf (within 10 days following the Company’s receipt of an invoice from the Participant), at any time from the occurrence of a Change in Control through the Participant’s remaining lifetime (or, if longer, through the 20th anniversary of the occurrence of such Change in Control) in connection with any action taken by the Participant or on the Participant’s behalf (including any judicial proceeding) to enforce this Plan or to construe, or to determine or defend the validity of, this Plan or otherwise in connection herewith; provided, however, that, in the case of any judicial proceeding in which a Participant and the Company are adverse parties or any dispute under Section 4.3 or Section 4.4 hereof, the Company shall not be required to pay such expenses (and shall have the right to recover such expenses from the Participant if previously advanced) with respect to any position or claim on which the Company ultimately prevails against the Participant in all material respects. In order to comply with Section 409A, in no event shall the payments by the Company under this Section 7.3 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Participant shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Participant’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit. In any judicial or other proceeding in which the Participant’s rights to, or the amount of, benefits hereunder is disputed, the ultimate burden of proof shall be on the Company.

7.4 Effect on Other Plans, Agreements and Benefits. Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled under any agreement between the Participant and the Company or any of its Subsidiaries or under any plan maintained by the Company or any of its Subsidiaries in which the Participant participates or participated shall not be modified or lessened in any way, but shall be payable according to the terms of the applicable plan or agreement. Notwithstanding the foregoing, any benefits received by a Participant pursuant to this Plan shall be in lieu of any severance benefits to which the Participant would otherwise be entitled under any general severance policy or other severance plan maintained by the Company for its management personnel and, upon consummation of a Change in Control, Participants in this Plan shall in no event be entitled to participate in any such severance policy or other severance plan maintained by the Company for its management personnel. In the event of a Participant’s termination of employment entitling the Participant to Separation Benefits under Section 4.2, any non-competition or non-solicitation provisions applicable to the Participant with respect to the Company or any of its Affiliates shall cease to apply as of the Participant’s Date of Termination.

7.5 Notice. For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company’s General Counsel at the Company’s corporate headquarters address, and to the Participant (at the last address of the Participant on the Company’s books and records), provided, that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary.

7.6 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an Employee or change the status of the Participant’s employment or the policies of the Company and its Affiliates regarding termination of employment.

7.7 Plan Administration. This Plan shall be administered by the Committee; provided that in the event of an impending Change in Control, the Committee may appoint a person (or persons) independent of the third-party effectuating the Change in Control to be the Committee effective upon the occurrence of a Change in Control and such Committee shall not be removed or modified following a Change in Control, other than at its own initiative (the “Independent Committee”). Except as otherwise provided in this Plan, the decision of the Committee (including the Independent Committee) upon all matters within the scope of its authority shall be conclusive and binding on all parties, provided that in the event that no Independent Committee is appointed, any determination by the Committee of whether “Cause” or “Good Reason” exists shall be subject to de novo review.

7.8 Unfunded Plan Status. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one (1) or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

7.9 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.10 Section 409A.

(a) General. The Plan is intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A, shall in all respects be administered in accordance with Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of Section 409A. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

(b) In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan); (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, except, if such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a maximum, if provided under the terms of the plan providing such medical benefit, may be imposed on the amount of such reimbursements over some or all of the period in which such benefit is to be provided to the Participant as described in Treasury Regulation Section 1.409A-3(i)(iv)(B); (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, provided that the Participant shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if the Participant is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to the Participant under this Plan during the six-month period following the Participant’s separation from service (as determined in accordance with Section 409A) on account of the Participant’s separation from service shall be accumulated and paid to the Participant on the first business day after the date that is six months following the Participant’s separation from service (the “Delayed Payment Date”). The Participant shall be entitled to Interest (at the applicable rate in effect for the month in which the separation from service occurs) on any cash payments so delayed from the scheduled date of payment to the Delayed Payment Date. If the Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of the Participant’s estate on the first to occur of the Delayed Payment Date or thirty (30) days after the date of the Participant’s death.

7.11 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Delaware, without reference to principles of conflict of law, except to the extent pre-empted by Federal law.